UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2018

RESTORBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38359	81-3305277
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Boylston Street, 12th Floor

Boston, MA 02116

(Address of principal executive offices, including zip code)

(857) 315-5521

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Election of Directors.

On August 14, 2018, resTORbio, Inc. (the “Company”) appointed Jeffrey Chodakewitz, M.D. to its board of directors (the “Board”), effective immediately. Dr. Chodakewitz was appointed as a Class III director and will serve until the Company’s annual meeting of stockholders in 2021 or until his successor is duly elected and qualified. The Company believes that Dr. Chodakewitz is qualified to serve as a director based on his substantial experience in leading pharmaceutical companies in the industry in which the Company operates. In addition, Dr. Chodakewitz was appointed to serve on the compensation committee and nominating and corporate governance committee of the Board.

As a non-employee director, Dr. Chodakewitz will receive cash and equity compensation pursuant to the Company’s non-employee director compensation program. There are no arrangements or understandings between Dr. Chodakewitz and any other person pursuant to which Dr. Chodakewitz was elected as a director, and there are no transactions between Dr. Chodakewitz and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Dr. Chodakewitz in connection with his appointment to the Board which is in substantially the same form as that entered into with the other directors of the Company.

In connection with Dr. Chodakewitz’s appointment to the Board, the Company issued a press release on August 15, 2018 titled “resTORbio Appoints Jeffrey Chodakewitz, M.D. to its Board of Directors”, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated August 15, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

resTORbio, Inc.

Date: August 15, 2018	By:	/s/ Chen Schor
Chen Schor
President and Chief Executive Officer